Exhibit 23.3

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-4 and related Prospectus of our reports dated March 10, 2023, relating to our audits of the consolidated financial statements and the effectiveness of internal control over financial reporting of Summit Financial Group, Inc., appearing in the Annual Report on Form 10-K of Summit Financial Group, Inc. for the year ended December 31, 2022.
We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia
September 29, 2023